AMENDMENT NO. 1 to ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Administrative Services Agreement by and among Jefferson National Life Insurance Company (“INSURER”), and Invesco Advisers, Inc. (“INVESCO”) (each, a “Party” and collectively, the “Parties”), dated as of October 1, 2016 (the “Agreement”), is effective as of July 1, 2021. All terms used and not defined herein shall have the same meaning as in the Agreement.

WHEREAS, the Parties desire to amend the Agreement with respect to the Annual Rate.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1. Sub-section (b) in Section 1. Administrative Services; Payments Therefor is hereby amended as follows:

“INVESCO shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time; provided however, INSURER and INVESCO agree that INVESCO will suspend payment of the Quarterly Service Fee, as per the effective date of this Amendment, for the Invesco V.I. Government Money Market Fund until such time it is able to support payment of this Quarterly Fee.”

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment is executed as of the date written above by a duly authorized officer of each Party.

JEFFERSON NATIONAL LIFE
INSURANCE COMPANY

By:	/s/ Leland W. Cummings
Name: Leland W. Cummings
Title: VP, Head of Fund Operations

INVESCO ADVISERS, INC.

By:	/s/ Nicole Filingeri
Name: Nicole Filingeri
Title: Vice President

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